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                                                                    Exhibit 11.1

                   ARBOR HEALTH CARE COMPANY AND SUBISIDIARIES

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                            THREE MONTHS       SIX MONTHS
                                                           ENDED JUNE 30     ENDED JUNE 30
                                                          ---------------   ---------------
                                                           1995     1996     1995     1996
                                                          ------   ------   ------   ------
Net income (1) ........................................   $1,838   $2,243   $3,463   $4,266
                                                          ======   ======   ======   ======
Weighted average shares ouststanding
       Common Stock ...................................    6,811    6,895    6,808    6,894
       Common Stock equivalents based upon the treasury
            stock method ..............................       30       92       37       85
                                                          ------   ------   ------   ------
Total (2) .............................................    6,841    6,987    6,845    6,979
                                                          ======   ======   ======   ======

Net income per share (1) - (2) ........................   $ 0.27   $ 0.32   $ 0.51   $ 0.61
                                                          ======   ======   ======   ======







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